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Exhibit 23.5

Consent of Independent Auditor

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 31, 2005 with respect to the statement of revenues and certain expenses of University Crossing Associates, L.P. and Affiliates for the year ended December 31, 2004 in the Registration Statement (Form S-11) and related Prospectus of GMH Communities Trust for the registration of common shares of beneficial interest.

/s/ MANTAS, OHLIGER, MCGARY & QUINN, P.C.

King of Prussia, Pennsylvania
August 31, 2005

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Consent of Independent Auditor